Exhibit 4.1
Execution Version

Investor Rights Agreement
among
MetLife, Inc.,
ALICO Holdings LLC
and
American International Group, Inc.
Dated as of November 1, 2010

i

     Investor Rights Agreement, dated as of November 1, 2010, by and among MetLife, Inc., a Delaware corporation (the “Company”), ALICO Holdings LLC, a Delaware limited liability company (the “Investor”), and American International Group, Inc., a Delaware corporation (“Parent”).
W i t n e s s e t h:
     Whereas, the Company, the Investor and Parent are parties to a Stock Purchase Agreement, dated as of March 7, 2010 (as the same may be amended from time to time, the “Stock Purchase Agreement”), pursuant to which the Investor will receive from the Company on the Closing Date (as defined below) the Securities (as defined below), subject to all the terms and conditions set forth in the Stock Purchase Agreement;
     Whereas, the Company, the Investor and Parent, at any time following the Investor’s receipt of the Securities and while this Agreement (as defined below) is in effect, do not intend that the Investor, Parent or any of their respective Affiliates (as defined below), acting alone or as part of a Group (as defined below), directly or indirectly, Beneficially Own (as defined below) more than 23.5% of the Common Stock (as defined below) or Other Voting Securities (as defined below); and
     Whereas, in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement, and pursuant to the terms of the Stock Purchase Agreement, the parties desire to enter into this Agreement in order to (i) grant to the Investor certain rights relating to the registration of the Subject Securities (as defined below) and (ii) set forth certain agreements with respect to the Investor’s ownership of the Securities and Subject Securities as set forth below.
     Now, Therefore, in consideration of the mutual covenants and agreements herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
General
     Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
     “Affiliate” shall mean, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; for the avoidance of doubt, unless otherwise specified herein, (i) American Life Insurance Company, a Delaware-domiciled insurance company, and the Transferred Subsidiaries shall be deemed to be Affiliates of the Company (and not the Investor or Parent) and (ii) the U.S. Treasury and the Federal Reserve Bank of New York shall be deemed not to be Affiliates of the Investor and Parent; provided, however, that, solely for the purposes of this Agreement, each of the Investor and Parent shall be deemed not to be an Affiliate of the Company.

     “Agreed Cooperation” shall mean, in connection with any Offering, that, in addition to the actions otherwise specifically required by this Agreement, the Company uses commercially reasonable and customary efforts to cooperate with the Book-Runners in connection therewith and participates on a reasonable basis in “road-show” and other customary marketing activities, including making members of senior management of the Company, as would customarily participate in “road-show” and other customary marketing activities for an offering by the Company comparable in size and type of securities offered, to such Offering, cooperate with the Book-Runners in connection therewith and make themselves available to participate on a reasonable basis in “road-show” and other customary marketing activities in such locations (domestic and foreign) as recommended by the Book-Runners (including one-on-one meetings with prospective purchasers of the Subject Securities).
     “Agreement” means this Investor Rights Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to this Investor Rights Agreement as the same may be in effect at the time such reference becomes operative.
     “Ancillary Agreements” shall mean the Stock Purchase Contract Agreement, the Transition Services Agreement, the Special Asset Protection Agreement, the Hold Harmless Agreement, the Indemnification Control Agreement, and this Agreement.
     “Beneficial Owner,” “Beneficial Ownership,” “Beneficially Own” or “Beneficially Owned” shall refer to the concept of “beneficial ownership” in Rule 13d-3 promulgated under the Exchange Act.
     “Benefit Plan Trusts” shall mean any director, management, employee, agent or managing director benefit plan or trust (including, but not limited to, a stock ownership, 401(k), savings, deferred compensation or similar plan) sponsored by the Company or any Affiliate of the Company.
     “BHC Act” shall mean the Bank Holding Company Act of 1956, as amended.
     “Book-Runner” shall mean a nationally recognized broker-dealer acting as a “joint book-running managing underwriter” in connection with any Offering.
     “Book-Runners’ Notice” shall mean, in connection with any proposed Offering, a written notice provided by the Book-Runners to the Company specifying: (i) if the Initial Amount can be realized in such Offering assuming that no securities will be sold in such Offering other than the Subject Securities, the offering price and amount of Subject Securities expected to be sold in the Offering, or (ii) if the Initial Amount cannot be realized in such Offering assuming that no securities will be sold in such Offering other than the Subject Securities, the maximum realizable amount and offering price of Subject Securities that can be sold in the Offering.
     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law or executive order to remain closed.

     “Closing Common Stock” shall mean the 78,239,712 shares of Common Stock to be issued to the Investor on the Closing Date.
     “Closing Date” shall have the meaning set forth in the Stock Purchase Agreement.
     “Closing Preferred Stock” shall mean 6,857,000 shares of Series B Contingent Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock of the Company to be issued to the Investor on the Closing Date.
     “Commission” shall mean the Securities and Exchange Commission, and any successor agency.
     “Common Equity Unit” shall have the meaning set forth in the Stock Purchase Contract Agreement.
     “Common Stock” shall mean shares of common stock, $0.01 par value per share, of the Company.
     “Company” shall have the meaning set forth in the Preamble hereto.
     “Component Securities” shall mean the Stock Purchase Contracts and the Debt Securities.
     “Confidential Material” shall have the meaning set forth in the letter agreement, dated January 22, 2010, by and between the Company and Parent.
     “Control” shall mean, as to any Person, the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.
     “Converted Common Stock” shall mean the Common Stock issued upon conversion of the Closing Preferred Stock following the receipt of the approval of the stockholders of the Company required for such conversion.
     “Debt Securities” shall have the meaning set forth in the Stock Purchase Contract Agreement.
     “Demand Registration Statement” shall have the meaning set forth in Section 2.1(b).
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
     “Group” shall have the meaning used in Rule 13d-5(b) promulgated under the Exchange Act.

     “Hold Harmless Agreement” shall mean the Hold Harmless Agreement, to be dated as of the Closing Date, by and among the Investor, Parent, National Union Fire Insurance Company of Pittsburgh, PA and the Company, as the same may be amended from time to time.
     “Indemnification Control Agreement” shall mean the Indemnification Collateral Account Security and Control Agreement, to be dated as of the Closing Date, by and among the Company, the Investor, Deutsche Bank Trust Company Americas, a New York banking corporation (“DBTCA”), in its capacity as securities intermediary, DBTCA, in its capacity as pledge collateral agent, for certain limited purposes, the Stock Purchase Contract Agent, and, for certain limited purposes, Parent, as the same may be amended from time to time.
     “Initial Amount” shall mean the initial amount, measured in U.S. dollars, of Subject Securities that the Investor wishes to sell in an Offering.
     “Investor” shall have the meaning set forth in the Preamble hereto.
     “Investor Common Stock” shall mean, collectively, the Closing Common Stock, the Converted Common Stock and the Unit Common Stock.
     “Investor Indemnification Obligations” shall have the meaning set forth in the definition of Permitted Pledges.
     “Investor’s Counsel” shall mean counsel for the Investor in connection with an Offering of Subject Securities.
     “Offering” shall mean a broadly distributed bona fide underwritten registered public offering of any Subject Securities. For the avoidance of doubt, an offering effected on a continuous basis shall not constitute an Offering.
     “Offering Notice” shall mean a written notice to be provided by the Investor or, if applicable, any Permitted Transferee to the Company pursuant to Section 2.2(a) notifying the Company that the Investor or, if applicable, such Permitted Transferee proposes to make an Offering and setting forth the anticipated size and timing of such Offering.
     “Other Voting Securities” shall mean any securities of the Company, other than Common Stock, entitled to vote in the election of directors of the Company or having the currently exercisable right, as a class, to designate or elect any persons to the Board of Directors of the Company.
     “Over-Allotment Option” shall mean an option exercisable by the underwriters of any Offering pursuant to which such underwriters may require the Investor to sell up to an additional 15% of the Subject Securities sold in such Offering as an over-allotment, which Over-Allotment Option may only be satisfied from the applicable Subject Securities issued to the Investor, unless otherwise agreed to by the Company.
     “Parent” shall have the meaning set forth in the Preamble hereto.

     “Permitted Pledges” shall mean any (i) custody or similar arrangement in favor of the Company or its Affiliates to secure indemnification obligations of the Investor and its Affiliates to, or for the benefit of, the Company and its Affiliates and representations under the Stock Purchase Agreement and the Ancillary Agreements (collectively, the “Investor Indemnification Obligations”) and the obligations under the Stock Purchase Contracts to the Company and (ii) any pledge of the Investor Common Stock, Common Equity Units, Component Securities, Closing Preferred Stock or Transferable Preferred Stock to the U.S. Treasury or any Federal Reserve Bank to secure obligations owed by the Investor, Parent or any of their respective Affiliates to the U.S. Treasury or any Federal Reserve Bank; provided, that any such pledge to secure obligations owed by the Investor, Parent or any of their respective Affiliates to the U.S. Treasury or any Federal Reserve Bank shall not affect or include any of the Investor Common Stock, Common Equity Units, Component Securities, Closing Preferred Stock or Transferable Preferred Stock pledged by the Investor (directly or through any agent on behalf of the Investor), Parent and their respective Affiliates to, or for the benefit of, the Company and its Affiliates to secure (i) the Investor Indemnification Obligations or (ii) the obligations of any agent acting on behalf of the Investor under the Stock Purchase Contracts to the Company; and provided, further, that the terms of any such pledge to the U.S. Treasury or any Federal Reserve Bank shall include a provision (i) that any acquisition, holding, voting or disposition of such Investor Common Stock, Common Equity Units, Component Securities, Closing Preferred Stock or Transferable Preferred Stock by the U.S. Treasury or any Federal Reserve Bank shall be in accordance with the terms of such Investor Common Stock, Common Equity Units, Component Securities, Closing Preferred Stock or Transferable Preferred Stock and (ii) that the U.S. Treasury or any Federal Reserve Bank shall have taken all action necessary to be, and shall be, subject to the terms of this Agreement as an Investor for all purposes.
     “Permitted Transferees” shall mean, collectively, Parent or any wholly owned subsidiary of Parent, or, solely as a result of a Transfer arising out of a Permitted Pledge, the U.S. Treasury or any Federal Reserve Bank; provided, that, in accordance with Sections 2.8, 2.9 and 3.1, any Permitted Transferee shall have taken all action necessary to be, and shall be, subject to the terms of this Agreement as an Investor for all purposes.
     “Person” shall mean any natural person, general or limited partnership, corporation, limited liability company, business trust, trust, limited liability partnership, firm, association or organization or any other legal entity.
     “Piggyback Registration” shall have the meaning set forth in Section 2.12(a).
     “Policyholder Trust” shall mean the policyholder trust created pursuant to the Policyholder Trust Agreement, dated as of November 3, 1999, by and among Metropolitan Life Insurance Company, a stock life insurance company organized under the laws of the State of New York, the Company, Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.) and Wilmington Trust Company, as the same may be amended from time to time.
     “Prospectus” means the prospectus or prospectuses included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of an Offering of any portion of the Subject Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.
     “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and, unless such registration statement becomes effective upon filing with the Commission pursuant to Rule 462, the declaration or ordering of effectiveness of such registration statement.
     “Registration Demand” shall mean a written request delivered to the Company from the Investor requesting the Company to register Subject Securities under the Securities Act.
     “Registration Expenses” shall mean all expenses incurred by the Company in effecting any registration or Offering of Subject Securities pursuant to this Agreement, including, without limitation, all Commission registration and filing fees, internal expenses of the Company (except for reasonable internal expenses of the Company included in the definition of Selling Expenses), printing expenses, fees and disbursements of counsel for the Company, messenger, telephone and delivery expenses, fees and expenses of special experts retained by the Company, applicable stock exchange registration and filing fees, listing application fees, transfer agent and registrar fees, fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc., blue sky fees and expenses, and fees and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses.
     “Registration Statement” means any registration statement of the Company under the Securities Act that covers any of the Subject Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such Registration Statement.
     “Rule 144” shall mean Rule 144 promulgated under the Securities Act or any successor provision thereto.
     “Rule 405” shall mean Rule 405 promulgated under the Securities Act or any successor provision thereto.
     “Rule 462” shall mean Rule 462 promulgated under the Securities Act or any successor provision thereto.
     “Securities” shall mean the Closing Common Stock, the Closing Preferred Stock and the Common Equity Units.
     “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
     “Seller Disclosure Letter” shall have the meaning set forth in the Stock Purchase Agreement.

     “Selling Expenses” shall mean all underwriting discounts, fees and expenses, all costs and expenses of any marketing efforts, including, without limitation, all costs and expenses of any “road-shows,” marketing and travel (including reasonable internal expenses of the Company with respect thereto), all selling commissions and stock transfer taxes applicable to the sale of Subject Securities, all internal expenses of the Investor and all fees and disbursements of the Investor’s Counsel and any counsel to the Book-Runners.
     “Shelf Registration Statement” shall have the meaning set forth in Section 2.1(a).
     “Special Asset Protection Agreement” shall mean the Special Asset Protection Agreement, to be dated as of the Closing Date, by and among the Investor, Parent, American Life Insurance Company and the Company, as the same may be amended from time to time.
     “Stated Amount” shall have the meaning set forth in the Stock Purchase Contract Agreement.
     “Stock Purchase Agreement” shall have the meaning set forth in the Recitals hereto.
     “Stock Purchase Contract” shall have the meaning set forth in the Stock Purchase Contract Agreement.
     “Stock Purchase Contract Agreement” shall mean the Stock Purchase Contract Agreement, to be dated as of the Closing Date, by and between the Company and DBTCA, as Stock Purchase Contract Agent, as the same may be amended from time to time.
     “Subject Securities” shall mean: (i) the Investor Common Stock; (ii) the Transferable Preferred Stock; (iii) the Common Equity Units including their Component Securities; and (iv) the Debt Securities; provided, that such securities shall cease to be Subject Securities when (i) they are Transferred, in accordance with Section 2.8, other than in connection with a Transfer to Permitted Transferees in accordance with Section 2.8 and Section 2.9; or (ii) they have ceased to be outstanding. If any of the Subject Securities are converted into or exchanged or substituted for other securities issued by any other Person such other securities shall constitute Subject Securities pursuant to Section 3.1.
     “Third Stock Purchase Date” shall have the meaning set forth in the Stock Purchase Contract Agreement.
     “Threshold Appreciation Price” shall have the meaning set forth in the Stock Purchase Contract Agreement.
     “Total BHC Ownership Level” means the percentage of the class of Common Stock or of any class of Other Voting Securities (including any Common Stock or Other Voting Securities issuable upon conversion, exercise or exchange of any securities convertible into, or exercisable or exchangeable for, Common Stock or such Other Voting Securities), that Parent, the Investor or any of their respective Affiliates that directly or indirectly Controls, or is Controlled by or under the direct or indirect common Control with, the Investor or with the power, directly or indirectly, to direct the management or policies of Parent, the Investor or any of their respective

Affiliates nor the officers and directors thereof, in the aggregate, directly or indirectly own, Control or have the power to vote, calculated in a manner consistent with the BHC Act.
     “Transfer” shall have the meaning set forth in Section 2.8(a).
     “Transferable Preferred Stock” shall mean the Closing Preferred Stock in the event that the approval of the stockholders of the Company required for the conversion of the Closing Preferred Stock into the Converted Common Stock is not obtained prior to the first anniversary of the Closing Date.
     “Transferred Subsidiaries” shall have the meaning set forth in the Stock Purchase Agreement.
     “Transition Services Agreement” shall mean the Transition Services Agreement, to be dated as of the Closing Date, by and between Parent and the Company, as the same may be amended from time to time.
     “Unit Common Stock” shall mean the Common Stock to be sold to the Investor upon the settlement of the Stock Purchase Contracts forming part of the Common Equity Units, and shall include any other securities to be sold to the Investor upon settlement of such Stock Purchase Contracts.
     “Valuation Agent” shall have the meaning set forth in the Stock Purchase Agreement.
     “Violation” shall have the meaning set forth in Section 2.7(a).
     “WKSI” shall mean a “well-known seasoned issuer” pursuant to Rule 405.
ARTICLE 2
Registration and Offering
     Section 2.1 Registration Demands.
     (a) Subject to this Section 2.1 and Section 2.8, if at any time the Company shall receive a Registration Demand, the Company shall use its commercially reasonable efforts to promptly file a Shelf Registration Statement providing for the resale pursuant to Rule 415 promulgated under the Securities Act from time to time by the Investor of all of the Subject Securities requested by the Investor to be registered thereby in one or more Offerings (including the Prospectus, amendments and supplements to the shelf registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such shelf registration statement, the “Shelf Registration Statement”). The plan of distribution in the Shelf Registration Statement shall be approved by the Investor and the Company and shall permit only Offerings.
     (b) Subject to this Section 2.1 and Sections 2.2 and 2.8, if at any time the Company shall receive a Registration Demand and the Company is not eligible to use a Shelf Registration Statement at the time such Registration Demand is received by the Company, then the Company shall effect, as promptly as reasonably practicable, the registration under the Securities Act of all Subject Securities that the Investor requests to be registered pursuant to a Registration Statement (including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement, a “Demand Registration Statement”) separate from the Shelf Registration Statement. In connection with each such Demand Registration Statement, the Company shall cause there to occur Agreed Cooperation. The Company shall use its commercially reasonable efforts to cause the Demand Registration Statement to be declared effective by the Commission as promptly as practicable following such filing (and concurrently with such filing if the Company is a WKSI). The plan of distribution in the Demand Registration Statement shall be approved by the Investor and the Company and shall permit only Offerings.
     (c) The Company shall not be required to effect or maintain the effectiveness of a registration pursuant to a Registration Demand or otherwise: (i) until on or after the date that is 270 days after the Closing Date; (ii) more than once in any 120-day period or more than three times in any 365-day period; (iii) at any time that a Shelf Registration Statement for the benefit of the Investor is then effective to cover all of the Subject Securities held by the Investor; (iv) at any time following the later of (y) the first anniversary of the Third Stock Purchase Date and (z) the fifth anniversary of the Closing Date; and (v) during any of the periods specified in Section 2.5. No Subject Securities may be registered, offered, sold or otherwise transferred under, and the Company shall not be required to maintain the effectiveness of, more than one registration statement at any one time. A Piggyback Registration pursuant to Section 2.12 shall not be considered a Registration Demand for purposes of this Section 2.1(c).
     Section 2.2 Offerings.
     (a) Subject to this Section 2.2 and Section 2.8, the Investor may make an Offering pursuant to a Registration Statement; provided, however, that no Offering shall be made unless the reasonably anticipated aggregate gross proceeds of such Offering are at least $500 million. To make an Offering the Investor shall deliver an Offering Notice to the Company at least five Business Days prior to the launch of a proposed Offering.
     (b) In connection with any Offering: (i) unless the Company and the Investor otherwise agree in writing, the Company and the Investor shall each have the right to appoint two of four active Book-Runners; provided that each Book-Runner appointed pursuant hereto shall have equally shared responsibilities and economics, including for investor meetings and allocating the order book with all other Book-Runners; and (ii) if requested by the Company or the Investor, the Investor and the Company shall cause all of the Book-Runners to provide a Book-Runners’ Notice to the Company and the Investor at least two Business Days prior to the launch of such proposed Offering. In the event that the Book-Runners’ Notice states that an Initial Amount or maximum realizable amount, as the case may be, is anticipated to be less than $500 million, the Company may, at its option, terminate or suspend the Offering.
     (c) After the date that is 270 days after the Closing Date, and subject to the limitations set forth in Section 2.5, the Investor shall be permitted to request up to three

Offerings in each 365-day period commencing on the date that is 270 days after the Closing Date or any anniversary of the date that is 270 days after the Closing Date; provided that:
(i)	the Investor shall have provided the Company with the Offering Notice described in Section 2.2(a);
(ii)	in the case of each subsequent Offering following the initial Offering, the launch date for such subsequent Offering shall be at least 120 days after the launch date of the preceding Offering;
(iii)	without the Company’s prior written consent, the Investor shall not offer or sell in any Offering (including, if applicable, pursuant to the exercise of an Over-Allotment Option), any Subject Securities that, without giving effect to the Offering, would represent more than 15% of the outstanding Common Stock of the Company at the time of such Offering. In determining whether the amount of Subject Securities proposed to be included in such Offering would exceed such limitation, for this purpose only, the amount of Subject Securities which (y) constitute Transferable Preferred Stock shall be calculated on the basis that each share of Transferable Preferred Stock is the equivalent of the number of shares of Common Stock into which such share of Transferable Preferred Stock would be convertible if the approval of the stockholders of the Company required for such conversion had been obtained, and (z) constitute Common Equity Units shall be calculated by dividing the aggregate Stated Amount of the Common Equity Units that the Investor proposes to include in the Offering by the Threshold Appreciation Price;
(iv)	without the Company’s prior written consent, the Investor shall not offer or sell in any Offering, including pursuant to the exercise of the Over-Allotment Option, Subject Securities if the aggregate gross proceeds thereof would exceed $4 billion;
(v)	without the Company’s prior written consent, the Investor shall not offer or sell in any Offering, including pursuant to the exercise of the Over-Allotment Option, or otherwise Transfer in accordance with Section 2.8, in any 180-day period, Subject Securities if the aggregate gross proceeds thereof would exceed $6.6 billion; and
(vi)	the Investor shall not include any of the Stock Purchase Contracts in an Offering, other than as a constituent part of the related Common Equity Units.
     (d) In the event that the Investor is proposing an Offering in order to sell all of its remaining Subject Securities (assuming the exercise in full of the Over-Allotment Option), the $500 million minimum Offering limit set forth in Section 2.2(a) shall not apply.
     (e) Subject also to the other limitations and conditions in Section 2.8, following an Offering of:

(i)	Investor Common Stock or Transferable Preferred Stock, the Investor and the Permitted Transferees shall not Transfer any Investor Common Stock, Transferable Preferred Stock or Common Equity Units;
(ii)	Common Equity Units, the Investor and the Permitted Transferees shall not Transfer any Investor Common Stock, Transferable Preferred Stock, Common Equity Units or Debt Securities; and
(iii)	Debt Securities, the Investor and the Permitted Transferees shall not Transfer any Debt Securities;
in each case, in the 60 days following the settlement date of each such Offering, except for Transfers to Permitted Transferees and the Company.
     (f) Notwithstanding anything in this Agreement to the contrary, no Offering shall be on a continuous basis.
     Section 2.3 Expenses. Except as specifically provided in this Section 2.3, all Registration Expenses incurred in connection with any registration, qualification or compliance with law with respect to a Registration Statement or an Offering hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any registrations or Offerings hereunder shall be borne by the Investor. The Company shall not, however, be required to pay for the expenses of any registration proceeding pursuant to Section 2.1 or any Offering pursuant to Section 2.2 if the related Registration Demand or Offering Notice has been withdrawn by the Investor unless (i) the withdrawal is based upon any information concerning the Company that the Company (A) in its reasonable judgment has determined is material and adverse and (B) had not publicly revealed at least 48 hours prior to the related Registration Demand or Offering Notice or that the Company had not otherwise notified the Investor of at the time of such related Registration Demand or Offering Notice or (ii) the Investor agrees to forfeit its right to one Registration Demand pursuant to Section 2.1 or one Offering pursuant to Section 2.2, as applicable. If the Company is required to pay the Registration Expenses of a withdrawn Registration Demand or Offering pursuant to clause (i) of this Section 2.3, then the Investor shall not forfeit its rights pursuant to Section 2.1 or Section 2.2, as applicable.
     Section 2.4 Obligations of the Company. Whenever required by this Agreement to effect a Registration Demand or assist with an Offering, the Company shall, as applicable, use its commercially reasonable efforts to effect the registration and the sale of the Subject Securities in accordance with the intended methods of disposition thereof, and pursuant thereto the Company shall as promptly as reasonably practicable:
     (a) (i) Prepare and file with the Commission a Registration Statement with respect to such Subject Securities being registered and use commercially reasonable efforts to cause such Registration Statement to become effective upon filing, but, in any event not later than 30 days after receipt of such Registration Demand, or (ii) prepare and file with the Commission a prospectus supplement with respect to such Subject Securities pursuant to an effective Registration Statement and keep such Registration Statement effective until at least the earliest of: (w) the settlement of the Offering; (x) the receipt of a new Registration Demand from the Investor if permitted under Section 2.1; (y) the disposition of all Subject Securities registered thereunder; or (z) following the later of (A) the first anniversary of the Third Stock Purchase Date and (B) the fifth anniversary of the Closing Date; and before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including any prospectus supplement for a shelf takedown), furnish to the Investor and the Book-Runners a reasonable number of copies of all such documents proposed to be filed, not including documents incorporated by reference in the Prospectus and the exhibits incorporated by reference, and the Investor and the Book-Runners shall have the opportunity to review and comment thereon, and the Company will make such changes and additions thereto as reasonably requested by the Investor or the Book-Runners prior to filing any Registration Statement or amendment thereto or any Prospectus or any supplement thereto.
     (b) Prepare and file with the Commission such amendments and supplements to the applicable Registration Statement and the prospectus or prospectus supplement used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Subject Securities covered by such Registration Statement or offered or sold in such Offering, as applicable, for the relevant period set forth in Section 2.4(a) and, in the case of the Shelf Registration Statement, prepare such prospectus supplements containing such disclosures as may be necessary or advisable in connection with the applicable Offering, which disclosures shall include any disclosures with respect to the Investor or the plan of distribution as may be reasonably requested by the Investor or the Book-Runners in connection with such Offering.
     (c) Furnish to the Investor such number of copies of the applicable Registration Statement and each such amendment and supplement thereto (including in each case all exhibits) and of the applicable Prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Investor and the Book-Runners may reasonably request in order to facilitate the disposition of Subject Securities in an Offering.
     (d) Use its commercially reasonable efforts to register and qualify the Subject Securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Investor or the Book-Runners, to keep such registration or qualification in effect for the relevant period set forth in Section 2.4(a), and to take any other action which may be reasonably necessary or advisable to enable the Investor or the Book-Runners to consummate the disposition in such jurisdictions of the Subject Securities; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (d) or to file a general consent to service of process in any such states or jurisdictions.
     (e) Enter customary agreements (including an underwriting agreement in customary form with the Book-Runners of any Offering) and take such other actions (including participating in and making documents available for the due diligence review of the Book-Runners) as are reasonably required in order to facilitate the disposition of such Subject Securities. The Investor participating in an Offering or a primary underwritten offering of Common Stock by the Company in accordance with Section 2.12, as applicable, shall also enter into and perform its obligations under such underwriting agreement; provided, that the Investor shall in no event be obligated to provide any representations or warranties under such underwriting agreement, except with respect to information relating to the Investor or the plan of distribution included in or omitted from the Prospectus for such Offering in reliance upon and in conformity with written information furnished to the Company by the Investor expressly for use therein and other representations and warranties as would be customarily requested of a selling stockholder.
     (f) Make available for inspection as reasonably requested by the Investor or any Book-Runner, and any attorney, accountant or other agent retained by the Investor or any Book-Runner, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, employees and independent accountants to supply all information reasonably requested by the Investor, any Book-Runner, attorney, accountant or agent in connection with such Registration Statement.
     (g) Use its commercially reasonable efforts to cause all such Subject Securities to be listed on each securities exchange on which the Common Stock is then listed so long as the Common Stock is listed on the New York Stock Exchange or the Nasdaq Stock Market; provided, that the Component Securities shall not be listed.
     (h) Make generally available to its securityholders earnings statements satisfying the provisions of Section 11(a) of the Securities Act, prior to the expiration of the applicable periods specified in Form 10-K and Form 10-Q, as applicable, for filing of such forms pursuant to Regulation 13A of the Exchange Act, commencing on the date of filing of any Prospectus relating to the sale of Subject Securities, which statements shall cover a 12-month period.
     (i) Use its commercially reasonable efforts to furnish, on the date that such Subject Securities are delivered to the Book-Runners for sale, (i) an opinion, dated as of such date, of legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given by legal counsel to underwriters in an underwritten public offering, addressed to the Book-Runners, and (ii) a letter dated as of such date, from the independent registered public accountants of the Company, in form and substance as is customarily given by independent registered public accountants to underwriters in an underwritten public offering, addressed to the Book-Runners.
     (j) Give written notice to the Investor:
(i)	when any Registration Statement, the Prospectus or any prospectus supplement, or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;
(ii)	of any request by the Commission for amendments or supplements to any Registration Statement or the Prospectus included therein or for additional information;
(iii)	of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose;

(iv)	of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of any of the Subject Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(v)	the happening of any event that requires the Company to make changes in any effective Registration Statement or the Prospectus related to the Registration Statement to make changes necessary to make the statements in such Registration Statement not misleading or the statements in such Prospectus not misleading in light of the circumstances in which they were made (which notice shall be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made).
     (k) Use its commercially reasonable efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any Shelf Registration Statement referred to in Section 2.4(j)(iii) at the earliest practicable time.
     (l) Upon the occurrence of any event contemplated by Section 2.4(j)(v) and following any of the periods set forth in Section 2.5, if the option to suspend an Offering of Subject Securities is exercised by the Company in accordance with Section 2.5, promptly after the termination of such suspension prepare a post-effective amendment to such Registration Statement or a supplement to the related Prospectus or file any other required document so that, as thereafter delivered to the Investor, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Investor in accordance with Section 2.4(j)(v) to suspend the use of the Prospectus until the requisite changes to the Prospectus have been made by the Company by exercising its option to suspend the Offering of Subject Securities in accordance with Section 2.5, then the Investor shall suspend use of such Prospectus and use its commercially reasonable efforts to return to the Company all copies of such Prospectus (at the Company’s expense) other than permanent file copies then in the Investor’s possession.
     (m) Use its commercially reasonable efforts to procure the cooperation of the Company’s transfer agent in settling any Transfer of Subject Securities, including with respect to the transfer of any physical stock certificates representing the Common Stock into book-entry form in accordance with any procedures reasonably requested by the Investor or the Book-Runners.
     (n) The Company shall make available to the Investor (i) promptly after the same is prepared and publicly distributed, filed with the Commission, or received by the Company, one copy of each Registration Statement and any amendment thereto, each preliminary prospectus and Prospectus and each amendment or supplement thereto, and, in the case of a Demand Registration Statement (or a Shelf Registration Statement filed with the Commission when the Company is not a WKSI), each item of correspondence from the Commission or the staff of the Commission (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange) and each item of correspondence written by or on behalf of the Company to the Commission or the staff of the

Commission (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), in each case relating to such Registration Statement, other than, in each case, any item of correspondence relating to any reports delivered or required to be delivered under the Exchange Act whether or not in connection with such Registration Statement, and (ii) such number of copies of a Prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as the Investor or any Book-Runner may reasonably request in order to facilitate the disposition of such Subject Securities. The Company will promptly notify the Investor of the effectiveness of each Registration Statement or any post-effective amendment. The Company will promptly respond to any and all comments received from the Commission, with a view towards causing each Registration Statement (other than a Shelf Registration Statement that is automatically effective upon filing due to the Company’s status as a WKSI) or any amendment thereto to be declared effective by the Commission as soon as practicable and shall file an acceleration request as soon as practicable following the resolution or clearance of all Commission comments or, if applicable, following notification by the Commission that any such Registration Statement or any amendment thereto will not be subject to review.
     (o) Cause there to be Agreed Cooperation.
     Section 2.5 Deferrals of Registration Demands and Suspension of Offerings and Sales.
     (a) In the event that the Company determines in good faith that any one or more of the following circumstances exist, the Company may, at its option, (y) defer any registration of Subject Securities in response to a Registration Demand or (z) require the Investor to suspend any Offerings of Subject Securities pursuant to a Registration Statement in each case for the periods specified in Section 2.5(b):
(i)	the Company is subject to any of its customary suspension or blackout periods;
(ii)	an Offering would occur during the period commencing 15 days prior to any scheduled investor day presentation of the Company and ending two days after the furnishing to the Commission of the Form 8-K reporting the substance of such investor day presentation;
(iii)	the Company believes that an Offering would require the Company, under applicable securities laws and other laws, to make disclosures of material non-public information that would not otherwise be required to be disclosed at that time and the Company believes in good faith that such disclosures at that time would not be in the Company’s best interests; provided, that this exception shall continue to apply only during the time that such material non-public information has not been disclosed and remains material; and
(iv)	the Company is pursuing a primary underwritten offering of Common Stock pursuant to a registration statement; provided, however, that the Investor shall have Piggyback Registration rights with respect to such primary underwritten offering in accordance with and subject to the restrictions set forth in Section 2.12.
     (b) The Company has the right to (y) defer such registration of Subject Securities in response to a Registration Demand or (z) require the Investor to suspend such Offering of Subject Securities:
(i)	in the case of Section 2.5(a)(i), for all or any part of its current customary suspension or blackout period, which commences 15 days prior to the end of each calendar quarter and terminates at the end of the second Business Day after the public release of the Company’s earning information for such calendar quarter, it being understood and acknowledged that the Company may from time to time and at any time change the duration of any such customary suspension or blackout period;
(ii)	in the case of Section 2.5(a)(ii), for the period specified therein; and
(iii)	in the case of Sections 2.5(a)(iii) and (a)(iv), in each case for not more than 60 days in the aggregate in any 180-day period.
     (c) Notwithstanding the foregoing or the other prohibitions in this Section 2.5 or the prohibitions in Section 2.13, the Company shall not be permitted to (y) defer such registration of Subject Securities in response to a Registration Demand and (z) require the Investor to suspend such Offering of Subject Securities if the duration of all such deferrals or such suspensions pursuant to (A) Section 2.5(a), (b) and (d), or (B) Section 2.13 would for any individual reason exceed 60 consecutive days or if the duration of all such deferrals or such suspensions pursuant to Section 2.5 and 2.13 would in the aggregate exceed 195 days in any 365-day period.
     (d) In addition to the rights specified in Section 2.5(a) and (b), the Company shall have the right, exercisable at its option, once in any 365-day period, to (y) defer any registration of Subject Securities, including the exercise of Piggyback Registration rights in accordance with and subject to the restrictions set forth in Section 2.12, in response to a Registration Demand, or (z) require the Investor to suspend such Offering of Subject Securities for a period of not more than 60 days from the date of receipt of notice of such deferral or suspension, if the Company elects at such time to offer Common Stock or Common Stock equivalents in order to:
(i)	fund a merger, third party tender offer or exchange offer or other business combination, acquisition of assets or similar transaction; or
(ii)	meet rating agency and other capital funding requirements.
     If the Company defers such registration of Subject Securities in response to a Registration Demand or requires the Investor to suspend such Offering of Subject Securities, the Investor shall be entitled to withdraw such Registration Demand or such Offering Notice, as the case may be, and if it does so, such request shall not be treated for any purpose as an exercise of a Registration Demand or the delivery of an Offering Notice pursuant to Section 2.1 and Section 2.2, as applicable.

     (e) For the avoidance of doubt, the prohibitions set forth in this Section 2.5 shall not apply to any sales of Subject Securities made by the Investor pursuant to Rule 144 to the extent permitted under Section 2.8(d)(iii).
     Section 2.6 Delay of Registration; Furnishing Information.
     (a) Notwithstanding the provisions of Section 3.2, the Investor shall not have any right to obtain or seek an injunction restraining or otherwise delaying any registration, other than either a Demand Registration Statement or a Shelf Registration Statement, as the result of any controversy that might arise with respect to the interpretation or implementation of this Article II.
     (b) The Investor shall not use, and shall not permit the underwriters of any Offering to use, any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with the sale of Subject Securities without the prior written consent of the Company.
     (c) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.1 that the Investor shall furnish to the Company such information regarding itself, the Subject Securities or other securities issued by the Company held by it and the intended method of disposition of such securities as shall be required to effect the registration of the Subject Securities.
     Section 2.7 Indemnification; Contribution.
     (a) The Company shall indemnify, to the fullest extent permitted by law, the Investor and its officers, directors, employees and Affiliates and each Person who controls the Investor (within the meaning of the Securities Act) against all losses, claims, damages, liabilities (joint or several) and expenses to which they may become subject under the Securities Act or the Exchange Act or other federal or state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon a Violation (as defined below) except insofar as the same are made in reliance and in conformity with information relating to the Investor furnished in writing to the Company by the Investor expressly for use therein. In connection with an Offering, the Company shall indemnify the Book-Runners, their officers, employees and directors and each Person who controls the Book-Runners (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Investor. For purposes of this Section 2.7, a “Violation” shall mean: (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, including any Prospectus or preliminary prospectus contained therein or any amendments or supplements thereto, or any “issuer free writing prospectus” as such term is defined under Rule 433 under the Securities Act or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or allegedly necessary to make the statements therein not misleading.
     (b) In connection with any Registration Statement in which the Investor is participating, the Investor shall furnish to the Company in writing such information relating to the Investor as the Company reasonably requests relating to (i) the legal name of the Investor; (ii) the address of the Investor; (iii) the Beneficial Ownership of the Subject Securities of the

Investor included in such Registration Statement and any Common Stock or any class of Other Voting Securities (including any Common Stock or Other Voting Securities issuable upon conversion, exercise or exchange of any securities convertible into, or exercisable or exchangeable for, Common Stock or Other Voting Securities) held by the Investor; and (iv) the plan of distribution (to extent that information relating to the plan of distribution would customarily be provided by a selling securityholder of the types of Subject Securities included in such Registration Statement), in each case for use in connection with any such Registration Statement or prospectus, and shall indemnify, to the fullest extent permitted by law, the Company and its officers, directors, employees and Affiliates and each Person who Controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities (joint or several) and expenses to which they may become subject under the Securities Act or the Exchange Act or other federal or state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon a Violation insofar as such Violation is made in reliance and in conformity with information relating to the Investor furnished in writing to the Company by the Investor expressly for use therein.
     (c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to any local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party there may be one or more legal or equitable defenses available to such indemnified party that are in addition to or may conflict with those available to another indemnified party with respect to such claim. Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder.
     (d) The indemnity and contribution agreements contained in this Section 2.7 shall, to the fullest extent permitted by law, remain operative and in full force and effect regardless of (i) any termination of this Agreement or any underwriting agreement, (ii) any investigation made by or on behalf of the Investor and its officers, directors, employees and Affiliates and each Person who controls the Investor (within the meaning of the Securities Act), (iii) any investigation made by or on behalf of the Company and its officers, directors, employees and Affiliates and each Person who controls the Company (within the meaning of the Securities Act) and (iv) the consummation of the Transfer of the Subject Securities.
     (e) If the indemnification provided for in or pursuant to this Section 2.7 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation or Violations that resulted in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying party on the one hand and of the indemnified party on the other shall be determined by reference to, among other things, whether the Violation relates to information supplied by the indemnifying party or by the indemnified party, and by such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such Violation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person that was not guilty of such fraudulent misrepresentation. In no event shall the liability of the Investor be greater in amount than the amount of net proceeds received by the Investor in such sale. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.7(e) were determined by pro rata allocation or by any other method of allocation that does not account for the equitable considerations referred to in this Section 2.7(e).
     Section 2.8 Lock-Ups and Transfer Restrictions.
     (a) Without the Company’s prior written consent, the Investor shall not (x) directly or indirectly transfer, sell, assign, pledge, convey, lend, hypothecate or otherwise encumber (except with respect to Permitted Pledges) or dispose of any Investor Common Stock, Closing Preferred Stock, Transferable Preferred Stock, Common Equity Units or Stock Purchase Contracts, (y) directly or indirectly enter into any forward sale, hedging or similar transaction involving any Investor Common Stock, Closing Preferred Stock, Transferable Preferred Stock, Common Equity Units or Stock Purchase Contracts (including any transaction by which any of the Investor’s economic risks and/or rewards or ownership of, or voting rights with respect to, any of the Investor Common Stock, Closing Preferred Stock, Transferable Preferred Stock, Common Equity Units or Stock Purchase Contracts are transferred or affected), or (z) permit any custodian to lend, hypothecate or otherwise encumber (each transaction referred to in clauses (x), (y) and (z) is called a “Transfer”) any of the Investor Common Stock, Closing Preferred Stock, Transferable Preferred Stock, Common Equity Units or Stock Purchase Contracts, except (i) for Transfers of Investor Common Stock, Closing Preferred Stock, Transferable Preferred Stock and Common Equity Units described in clauses (x) and (z) to any Permitted Transferees (which Transfers are made in accordance with the conditions set forth in Section 2.8(f)) or to the Company, and (ii) as otherwise explicitly permitted in, and subject to the other provisions of, this Section 2.8.
     (b) From and after 270 days after the Closing Date, the Investor may Transfer Investor Common Stock, Transferable Preferred Stock and Common Equity Units representing in the aggregate up to 50% of the aggregate number of “Investor Common Stock Equivalents,” in accordance with Section 2.8(d); provided, however, that in no event shall the Investor Transfer any of the Stock Purchase Contracts other than in a Transfer of the related Common Equity Units; and provided, further, that during the period that any Investor Common Stock or Common Equity Units are used as collateral to be held in custody to secure the Investor Indemnification Obligations, then such Investor Common Stock or Common Equity Units cannot be Transferred prior to their release from such custody or other security arrangement in accordance with Section 11.05(c) of the Stock Purchase Agreement and Section 4.2 of the Indemnification Control Agreement. For this purpose, (A) each share of Investor Common Stock represents one

“Investor Common Stock Equivalent,” (B) each share of Transferable Preferred Stock represents a number of “Investor Common Stock Equivalents” equal to the number of shares of Common Stock into which such share of Transferable Preferred Stock would be convertible if the approval of the stockholders of the Company required for such conversion had been obtained, and (C) each Common Equity Unit represents a number of “Investor Common Stock Equivalents” equal to the initial aggregate Stated Amount of a Common Equity Unit divided by the Threshold Appreciation Price. Notwithstanding the foregoing, any Transfers of Subject Securities pursuant to Permitted Pledges shall be permitted at any time subject to Section 2.9.
     (c) From and after the date 365 days after the Closing Date, the Investor may Transfer all of the Subject Securities in accordance with Section 2.8(d); provided, however, that in no event shall the Investor Transfer any of the Stock Purchase Contracts other than in a Transfer of the related Common Equity Units; and provided, further, that during the period that any Investor Common Stock, Transferable Preferred Stock or Common Equity Units are used as collateral to be held in custody to secure the Investor Indemnification Obligations, then such Investor Common Stock, Transferable Preferred Stock or Common Equity Units cannot be Transferred prior to their release from such custody or other security arrangement in accordance with Section 11.05(c) of the Stock Purchase Agreement and Section 4.2 of the Indemnification Control Agreement. Notwithstanding the foregoing, Transfers of Subject Securities pursuant to Permitted Pledges shall be permitted at any time subject to Section 2.9.
     (d) The Investor may make a Transfer of any of the Subject Securities in accordance with Sections 2.8(b) and (c), as applicable:
(i)	in connection with an Offering, subject to the limits, conditions and restrictions in Sections 2.1 through 2.7;
(ii)	by directly or indirectly entering into any forward sale, hedging or similar transaction involving any Investor Common Stock, Transferable Preferred Stock or Common Equity Units (including any transaction by which any of the Investor’s economic risks and/or rewards or ownership of, or voting rights with respect to, any of the Investor Common Stock, Closing Preferred Stock, Transferable Preferred Stock or Common Equity Units are transferred or affected); provided, that any Transfer made pursuant to this Section 2.8(d)(ii) shall be treated as if such Transfer was an Offering subject to the limits, conditions and restrictions on Offerings set forth in Sections 2.1 through 2.7; and provided, further, that any Transfer made pursuant to this Section 2.8(d)(ii) and any Offering made pursuant to Section 2.8(d)(i) shall not in the aggregate exceed any of the limits, conditions and restrictions set forth in Sections 2.1 through 2.7; or
(iii)	after the earlier of (A) the date that is 540 days after the Closing Date and (B) the date on which the aggregate value of the remaining Subject Securities is less than $1 billion (calculated, (x) in the case of Investor Common Stock, by reference to the volume weighted average trading price of the Common Stock on the New York Stock Exchange over the period of 20 trading days preceding the date of determination, (y) in the case of Transferable Preferred

Stock, by reference to the volume weighted average trading price of the Transferable Preferred Stock on the New York Stock Exchange, or other applicable exchange, over the period of 20 trading days preceding the date of determination, and (z) in the case of Common Equity Units, by reference to their aggregate Stated Amount), in compliance with the volume and manner of sale requirements of Rule 144(e) and (f) (regardless of whether such requirements are applicable by law);
provided, that in the case of a Transfer described in clauses (i), (ii) or (iii) of this Section 2.8(d), unless otherwise approved by the Company, (y) no transferee shall acquire, in any transaction or series of related transactions, Subject Securities that would represent 3.5% or more of the outstanding Common Stock of the Company (in the case of (A) the Transferable Preferred Stock, measured, without giving effect to the Transfer, using the number of shares of Common Stock into which such shares of Transferable Preferred Stock would be convertible if the approval of the stockholders of the Company required for such conversion had been obtained, and (B) the Common Equity Units, measured, without giving effect to the Transfer, using the number of shares of Unit Common Stock that would be transferred pursuant to the Stock Purchase Contracts forming part of such Common Equity Units, which is calculated by dividing the aggregate Stated Amount of the Common Equity Units which the Investor proposes to include in such Transfer by the Threshold Appreciation Price), and (z) to the actual knowledge of the Investor, no transferee or Group of affiliated transferees shall acquire Subject Securities that, together with any shares of Common Stock already Beneficially Owned by such transferee or Group, would represent more than 5% of the outstanding Common Stock of the Company (in the case of (A) the Transferable Preferred Stock, measured, without giving effect to the Transfer, using the number of shares of Common Stock into which such shares of Transferable Preferred Stock would be convertible if the approval of the stockholders of the Company required for such conversion had been obtained (B) the Common Equity Units, measured, without giving effect to the Transfer, using the number of shares of Unit Common Stock that would be transferred pursuant to the Stock Purchase Contracts forming part of such Common Equity Units, which is calculated by dividing the aggregate Stated Amount of the Common Equity Units which the Investor proposes to include in such Transfer by the Threshold Appreciation Price); and provided, however, that all such Transfers are in compliance with applicable laws and regulations; and provided, further, that the Investor shall not Transfer any of the Stock Purchase Contracts other than in a Transfer of the related Common Equity Units.
     (e) Notwithstanding the other subsections of this Section 2.8, without the Company’s prior written consent, the Investor may not Transfer the Closing Preferred Stock prior to the first anniversary of the Closing Date, other than in a Transfer to a Permitted Transferee or the Company.
     (f) Any Transfer, or any Transfer arising out of a Permitted Pledge, to a Permitted Transferee shall be subject to the condition that such Permitted Transferee agrees in writing to be bound by the terms of this Agreement as further set forth in Section 2.9.
     (g) The Investor shall use commercially reasonable efforts to Transfer all Subject Securities held by the Investor and any Permitted Transferees to Persons who are not Affiliates

of the Investor or such Permitted Transferees prior to the later of (y) the fifth anniversary of the Closing Date and (z) the first anniversary of the Third Stock Purchase Date.
     (h) For so long as the Investor or any of the Permitted Transferees directly or indirectly owns any of the Subject Securities, Parent shall not permit the Transfer, directly or indirectly, of any equity interest in the Investor if, as a result of such Transfer, the Investor would no longer be an Affiliate of Parent subject to the control (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of Parent; provided, however, that a Transfer, directly or indirectly, of any equity interest in the Investor which results in Parent no longer having control (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of the Investor shall be permitted solely on the condition that Parent guarantees all obligations of the Investor hereunder and, for the avoidance of doubt, no such Transfer shall affect the obligations of the Investor hereunder.
     Section 2.9 Assignment of Registration Rights. The rights of the Investor to registration of all or any portion of Subject Securities pursuant to Article II of this Agreement may be assigned by the Investor to a Permitted Transferee, to the extent of the Subject Securities Transferred, in connection with a Transfer of not less than $500 million in Subject Securities in accordance with Section 2.8(d)(ii) and (iii); provided, however, that (i) the Investor shall, within ten days after such Transfer, furnish to the Company written notice specifying the details of the Transfer to the Permitted Transferee and (ii) such Permitted Transferee acquires such Subject Securities in a transaction in accordance with Section 2.8 and agrees, following such Transfer, to be subject to all applicable restrictions and obligations set forth in the Subject Securities so Transferred and this Agreement, in which case the applicable Permitted Transferee shall be the beneficiary to all rights of the Investor and subject to all restrictions and obligations applicable to the Investor pursuant to this Agreement, to the same extent as the Investor as provided in Section 3.1; provided, further, that no assignment of registration or other rights pursuant to this Section 2.9 shall be permitted if such assignment would in any manner expand the obligations of the Company in the aggregate.
     Section 2.10 Standstill.
     (a) Parent and the Investor covenant to and agree with the Company that neither the Parent nor the Investor nor any of their respective Affiliates, or any of the respective directors, officers or employees of Parent, the Investor or such Affiliates shall, either directly or indirectly or acting alone or as part of a Group:
(i)	effect or seek, offer or propose (whether publicly or otherwise) to effect or seek, cause or in any way assist any person to effect or seek, or offer or propose (whether publicly or otherwise) to effect or seek, or otherwise participate in any acquisition of Beneficial Ownership of any Common Stock or Other Voting Securities or any securities convertible into, or exercisable or exchangeable for, Common Stock or Other Voting Securities (other than Transfers of the Subject Securities permitted hereunder);
(ii)	participate in any acquisition of assets or business of the Company;

(iii)	conduct any tender offer or exchange offer involving shares of Common Stock or Other Voting Securities or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock or Other Voting Securities;
(iv)	propose to enter into a merger or business combination transaction with the Company;
(v)	otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors, stockholders, or policies of the Company or its subsidiaries or Affiliates, or take any action to prevent or challenge any transaction to which the Company or any of its subsidiaries or Affiliates is a party (other than as may be done in connection with any indebtedness);
(vi)	make or join or become a participant in any “solicitation” of “proxies” (as such terms are defined in Regulation 14A promulgated by the Commission) or consents to vote any Common Stock or Other Voting Securities or any of the common stock or Other Voting Securities of any of the Company’s subsidiaries or Affiliates, or otherwise advise or influence any person with respect to the voting of any securities of the Company or its subsidiaries or Affiliates;
(vii)	call or seek to call a meeting of stockholders of the Company;
(viii)	form, join, become a member or in any way participate in a Group with respect to the securities (other than indebtedness) of the Company or any of its subsidiaries or Affiliates;
(ix)	seek a termination or suspension of this Section 2.10;
(x)	take any action, or make or permit any of its and their directors, officers, employees, agents, advisors and other representatives to take any action on its or their behalf, that might require the Company or any of its subsidiaries or Affiliates to publicly disclose any of the foregoing actions; or
(xi)	advise, assist, arrange or otherwise enter into any discussions or arrangements with any third party with respect to any of the foregoing prohibited conduct.
Parent, the Investor and their respective Affiliates shall immediately notify the Company in writing if any of them or, to their knowledge, any of their respective directors, officers, employees, agents, advisors or other representatives, is contacted by any Person in regard to any of the actions described in clauses (i)-(xi) above. Such notice shall provide full disclosure to the Company as to the nature and substance of such contact and the Persons involved. Neither Parent, the Investor nor any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, advisors or other representatives shall directly or indirectly make, in each case to the Company or a third party, any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the provisions of this Section 2.10, or publicly request the Company or any of its directors, officers, employees, agents, advisors or other representatives, directly or indirectly, to amend, waive or terminate any provision of this Section 2.10 (including this sentence).
     (b) The prohibition in Section 2.10(a)(i) shall not apply to ordinary course business activities of Parent, the Investor or any of their respective Affiliates, including, without limitation:
(i)	proprietary and third party fund and asset management activities;
(ii)	brokerage and securities trading activities;
(iii)	financial services and insurance activities;
(iv)	acquisitions made as result of (A) a stock split, stock dividend or other recapitalization or (B) in connection with securing or collecting indebtedness previously contracted in good faith and not with the intention of circumventing the prohibition in Section 2.10(a)(i); and
(v)	acquisitions made in connection with a transaction in which Parent, the Investor or any of their respective Affiliates acquires a previously unaffiliated business entity that Beneficially Owns Common Stock or Other Voting Securities, or any securities convertible into, or exercisable or exchangeable for, Common Stock or Other Voting Securities, at the time of the consummation of such acquisition, provided that in connection with any such acquisition, Parent, the Investor or the applicable Affiliate, as the case may be (A) either (y) causes such entity to divest the Common Stock or Other Voting Securities, or any securities convertible into, or exercisable or exchangeable for, Common Stock or Other Voting Securities, Beneficially Owned by the acquired entity prior to the consummation of such acquisition or (z) divests the Common Stock or Other Voting Securities, or any other securities convertible into, or exercisable or exchangeable for, Common Stock or Other Voting Securities, Beneficially Owned by Parent, the Investor or any of their respective Affiliates, acting alone or as part of a Group, directly or indirectly, in an amount so that Parent, the Investor and their respective Affiliates, together with such acquired business entity, shall not, acting alone or as part of a Group, directly or indirectly, Beneficially Own more than 23.5% of the Common Stock or any class of Other Voting Securities (including any Common Stock or Other Voting Securities issuable upon conversion, exercise or exchange of any securities convertible into, or exercisable or exchangeable for, Common Stock or Other Voting Securities) following the consummation of such acquisition, and (B) if any annual or special meeting of stockholders is held prior to the disposition thereof, votes such shares of Common Stock or Other Voting Securities on each matter presented at any annual or special meeting of the stockholders or by written consent in the same proportion as the shares voted by all other holders of Common Stock or Other Voting Securities, including the shares voted by the Policyholder Trust and the

Benefit Plan Trusts (other than Parent, the Investor or any of their respective Affiliates), voting on such matter;
provided that, in the case of each of (i) through (v) of this Section 2.10(b), (y) such ordinary course business activities shall be made without the intent to influence the control of the Company and (z) Parent, the Investor or any of their respective Affiliates shall not, acting alone or as part of a Group, directly or indirectly, at any time Beneficially Own more than 23.5% of the Common Stock or any class of Other Voting Securities (including any Common Stock or Other Voting Securities issuable upon conversion, exercise or exchange of any securities convertible into, or exercisable or exchangeable for, Common Stock or Other Voting Securities), and provided, further, that Parent, the Investor or any of their Affiliates shall not use any Confidential Material in connection with such ordinary course business activities; provided, however, that, for the avoidance of doubt, Common Stock or Other Voting Securities held, directly or indirectly, in any discretionary accounts by Parent or any of its Affiliates, that could be considered Beneficially Owned, directly or indirectly, by Parent, the Investor or any of their respective Affiliates, acting alone or as part of a Group, shall be so considered for the purposes of this Agreement, and therefore subject to the prohibition on the Beneficial Ownership of more than 23.5% of the Common Stock or Other Voting Securities (including any Common Stock or Other Voting Securities issuable upon conversion, exercise or exchange of any securities convertible into, or exercisable or exchangeable for, Common Stock or Other Voting Securities) set forth in Section 2.10(c) and the option to repurchase set forth in Section 2.10(e).
     (c) Parent, the Investor or any of their respective Affiliates shall not, acting alone or as part of a Group, directly or indirectly, at any time, Beneficially Own more than 23.5% of the Common Stock or any class of Other Voting Securities (including any Common Stock or Other Voting Securities issuable upon conversion, exercise or exchange of any securities convertible into, or exercisable or exchangeable for, Common Stock or Other Voting Securities).
     (d) In the event that the Company plans to effect an accelerated share repurchase program or similar program, the Investor shall have a right of first refusal to accept the Company’s repurchase offer and to sell to the Company the full amount of Subject Securities that the Company seeks to repurchase on the terms that the Company offers. If the Investor refuses the Company’s offer or declines to accept such offer within five days from the date of receipt of written notice of the Company’s intent to make such a share repurchase, the Company may effect the accelerated share repurchases as originally proposed. The Company may also effect at any time a share repurchase program of a type not described in the first sentence of this Section 2.10(d).
     (e) In the event that the Company plans to effect a share repurchase program for its Common Stock or Other Voting Securities (including any Common Stock or Other Voting Securities issuable upon conversion, exercise or exchange of any securities convertible into, or exercisable or exchangeable for, Common Stock or Other Voting Securities) that could result in Parent, the Investor or any of their respective Affiliates, acting alone or as part of a Group, directly or indirectly, either (i) Beneficially Owning more than 23.5% of the outstanding Common Stock or such class of Other Voting Securities (including any Common Stock or Other Voting Securities issuable upon conversion, exercise or exchange of any securities convertible into, or exercisable or exchangeable for, Common Stock or Other Voting Securities) or (ii)

having a Total BHC Ownership Level in excess of 23.5%, the Company agrees that it shall either (A) not effect such share repurchase program or (B) repurchase from the Investor, Parent or any of their respective Affiliates, and the Investor agrees that it shall sell, or cause to be sold to the Company, an amount of the Subject Securities (of the same class as the securities to be repurchased by the Company) held by Parent, the Investor or any of their respective Affiliates necessary, so that during the course of and upon the completion of such share repurchase program, neither Parent, the Investor nor any of their respective Affiliates, acting alone or as part of a Group, directly or indirectly, either (A) Beneficially Own more than 23.5% of the Common Stock or such class of Other Voting Securities (including any Common Stock or Other Voting Securities issuable upon conversion, exercise or exchange of any securities convertible into, or exercisable or exchangeable for, Common Stock or such Other Voting Securities) or (B) have a Total BHC Ownership Level in excess of 23.5%. In the event that the Company elects, in accordance with the preceding sentence, to repurchase its Common Stock or Other Voting Securities, the Company shall repurchase, and the Investor shall sell, or cause to be sold, such Subject Securities at a price per Subject Security calculated, (x) in the case of Investor Common Stock, by reference to the volume weighted average trading price of the Common Stock on the New York Stock Exchange over the period of 20 trading days preceding the date of determination, (y) in the case of Transferable Preferred Stock, by reference to the volume weighted average trading price of the Transferable Preferred Stock on the New York Stock Exchange, or other applicable exchange, over the period of 20 trading days preceding the date of determination, and (z) in the case of Common Equity Units, at their fair market value as determined by the Valuation Agent using the methodologies set forth in Section 11.05(e) of the Seller Disclosure Letter).
     (f) At the Closing Date and thereafter, the Total BHC Ownership Level with respect to Common Stock or with respect to any class of Other Voting Securities (including any Common Stock or Other Voting Securities issuable upon conversion, exercise or exchange of any securities convertible into, or exercisable or exchangeable for, Common Stock or Other Voting Securities) shall not, at any time, be in excess of 23.5%; provided, that for the avoidance of doubt, Common Stock or Other Voting Securities held, directly or indirectly, in any discretionary accounts by Parent or any of its Affiliates, that could be considered part of the Total BHC Ownership Level with respect to the applicable class of voting securities, shall be so considered for the purposes of this Agreement.
     (g) The Investor, Parent or their respective Affiliates, acting alone or as part of a Group, directly or indirectly, shall not take any action to effect any transfer of “control” (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of the management and policies of the Company or any of its Affiliates, nor does the Investor, Parent or the Company intend any such transfer of “control” to occur as a result or in connection with any or all of the transactions described in the Stock Purchase Agreement.
     (h) In the event that Parent, the Investor or any of their respective Affiliates, acting alone or as part of a Group, directly or indirectly, at any time, Beneficially Own more than 22.5% of the Common Stock or any class of Other Voting Securities (including any Common Stock or Other Voting Securities issuable upon conversion, exercise or exchange of any securities convertible into, or exercisable or exchangeable for, Common Stock or such Other Voting Securities), the Investor shall provide written notice to the Company of the details of such ownership within ten days following the date on which such Beneficial Ownership exceeds 22.5% of the Common Stock or Other Voting Securities (including any Common Stock or Other Voting Securities issuable upon conversion, exercise or exchange of or any securities convertible into, or exercisable or exchangeable for, Common Stock or such Other Voting Securities).
     Section 2.11 Rule 144 Reporting. With a view to making available to the Investor the benefits of certain rules and regulations of the Commission, including Rule 144, which may permit the sale of the Subject Securities to the public without registration under the Securities Act, the Company agrees to use its commercially reasonable efforts to:
     (a) make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;
     (b) file with the Commission, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and
     (c) so long as the Investor owns any Subject Securities, furnish to the Investor forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as the Investor may reasonably request in availing itself of any rule or regulation of the Commission allowing it to sell any such Subject Securities without registration.
     Section 2.12 Piggyback Registration Rights.
     (a) Whenever the Company proposes in an underwritten offering to publicly sell or register for sale any of its common equity securities pursuant to a registration statement whether for its own account or for the account of one or more stockholders of the Company, the Investor may participate in such underwritten offering, except for (i) offerings in connection with registrations of securities of the Company on Form S-4 or Form S-8 or any similar successor forms thereto, or (ii) offerings in connection with employee benefit, dividend reinvestment or similar plans (participation under such circumstances is referred to as a “Piggyback Registration”); provided, that after any such offer and sale, the Investor maintains adequate security pursuant to the indemnification provisions in the Stock Purchase Agreement as provided in Section 2.7 of this Agreement.
     (b) If a Piggyback Registration is initiated in connection with a registration relating to an underwritten offering on behalf of the Company, and the managing underwriter advises the Company in writing that in its opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering without having an adverse effect on such offering, including the price at which such securities can be sold, then the Company shall include in such registration the maximum number of securities that such underwriter advises can be so sold without having such effect, allocated (i) first, to the securities the Company proposes to sell, (ii) second, to the Subject Securities requested to be included therein by the Investor, and (iii) third, among other securities requested to be included in such registration by other securityholders of the Company on such basis as such holders may agree among themselves and the Company.
     (c) Subject to Sections 2.5(a)(iv) and 2.5(d), if a Piggyback Registration is initiated in connection with a registration relating to an underwritten offering on behalf of a holder of the Company’s securities (including the Investor, solely with respect to the Subject Securities) and the managing underwriter advises the Company in writing that in its opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering without having an adverse effect on such offering, including the price at which such securities can be sold, then the Company shall include in such registration the maximum number of securities that such underwriter advises can be so sold without having such effect, allocated (i) first, to the securities requested to be included therein by the holder(s) requesting such registration and (ii) second, to other securities (including Subject Securities) requested to be included in such registration by other securityholders, the Company and the Investor.
     (d) The Company shall provide six Business Days notice to the Investor prior to the launch of any such underwritten offering of common equity securities whether for its own account or for the account of one or more stockholders of the Company, to allow the Investor to exercise its Piggyback Registration rights under this Section 2.12; provided, that the Company may provide the Investor with less than six Business Days notice solely in the event that the Company reasonably determines in good faith, in light of the circumstances at that time, that it is reasonably necessary to conduct an offering of equity securities within fewer than six Business Days (in which case the Company shall give the Investor as much advance notice of such offering as possible). The Investor shall confirm by way of a written notice to the Company that it intends to exercise such Piggyback Registration rights, to be received by the Company no later than the second Business Day prior to the launch of the Offering. In the event that the Company conducts such a primary underwritten offering of common equity securities, and the Investor chooses not to exercise its Piggyback Registration rights, the Investor shall not Transfer any Subject Securities except in accordance with Section 2.13.
     Section 2.13 Market Stand-Off.
     (a) With respect to any underwritten offering of Common Stock by the Company, Parent and the Investor shall not, if requested to stand-off by the Company, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise Transfer any Subject Securities owned by Parent, the Investor or any of their respective Affiliates (other than (i) to a Permitted Transferee or to the Company, or (ii) the Subject Securities included in such offering following the exercise of the Investor’s Piggyback Registration rights set forth in Section 2.12) without the prior written consent of the Company and the underwriter(s), during a period commencing on the date of such stand-off request and ending 60 days following the settlement date of such offering.
     (b) The Company may impose stop-transfer instructions with respect to the Subject Securities subject to the foregoing restriction until the end of the required stand-off period and shall lift such stop-transfer restrictions immediately upon the end of such period.
     (c) The Company, if reasonably requested in writing by the Book-Runners for an Offering, shall not make any public sale or other distribution of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock during the two Business Days prior to and 60 days after the settlement date of such Offering by the Investor of the Subject Securities, except for (i) offerings in connection with registrations of securities of the Company on Form S-4 or Form S-8 or any similar successor forms thereto, or (ii) offerings in connection with employee benefit, dividend reinvestment or similar plans.
     Section 2.14 Voting. The Investor shall, and Parent shall cause any Permitted Transferee or other Affiliate of Parent holding Common Stock or Other Voting Securities to:
     (a) be present, in person or by proxy, at all meetings of stockholders of the Company so that all Common Stock or Other Voting Securities directly or indirectly owned by the Investor and, if applicable, any Permitted Transferee, may be counted for the purpose of determining the presence of a quorum at such meetings; and
     (b) vote all of the Common Stock or Other Voting Securities directly or indirectly owned by the Investor and, if applicable, any Permitted Transferee or other Affiliate, in the same proportion as the shares of Common Stock or Other Voting Securities voted by all other holders of Common Stock or Other Voting Securities (as the case may be), including the shares of Common Stock or Other Voting Securities voted by the Policyholder Trust and the Benefit Plan Trusts, and shall deliver to the Company a proxy authorizing management of the Company to so vote the Common Stock or Other Voting Securities.
Notwithstanding the foregoing, the obligations set forth in this Section 2.14 shall not apply in the case of Common Stock or Other Voting Securities that do not constitute Subject Securities unless the failure of the obligations in Section 2.14(b) to apply shall cause the Investor, Parent or any of their respective Affiliates to be found to control the Company for purposes of the BHC Act. If the failure of the obligations in Section 2.14(b) to apply shall cause the Investor, Parent or any of their respective Affiliates to be found to control the Company for purposes of the BHC Act, then (notwithstanding the immediately preceding sentence) such obligations shall apply to the extent necessary so that the Investor, Parent and their Affiliates shall not be found to control the Company for purposes of the BHC Act.
     Section 2.15 Security Interest. If the Investor Transfers any of the Investor Common Stock, Closing Preferred Stock, Transferable Preferred Stock, Common Equity Units, Stock Purchase Contracts or Debt Securities that are subject to any custody or other security arrangement securing the Investor Indemnification Obligations, the Investor shall take any and all actions necessary to ensure that the Company has a valid first priority security interest in any proceeds resulting from such transaction in accordance with the Indemnification Control Agreement.
ARTICLE 3
Miscellaneous
     Section 3.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including Permitted Transferees of any of the Investor Common Stock, Closing Preferred Stock, Transferable Preferred Stock, Common Equity Units, Stock Purchase Contracts or Debt Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The term “Investor,” as used herein, shall include the entity named as the Investor in the Preamble hereto and, if such entity shall have transferred any Investor Common Stock, Closing Preferred Stock, Transferable Preferred Stock, Common Equity Units, Stock Purchase Contracts or Debt Securities to a Permitted Transferee in accordance with Section 2.8, shall include such Permitted Transferee. If any of the Subject Securities is converted into or exchanged or substituted for other securities issued by any other Person, as a condition to the effectiveness of the merger, consolidation, reclassification, share exchange of other transaction pursuant to which such conversion, exchange, substitution or other transaction takes place, such other Person shall become bound hereby with respect to such other securities which shall constitute Subject Securities, and, if requested by the Investor or a Permitted Transferee shall further evidence such obligation by executing and delivering to the Investor, such Permitted Transferee and the Company a written agreement to such effect in form and substance reasonably satisfactory to the Investor and the Company.
     Section 3.2 Specific Performance. The Company, Parent and the Investor each acknowledges and agrees that the parties’ respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agrees that, in the event a breach or threatened breach by the Company, Parent or the Investor of the provisions of this Agreement, in addition to any remedies at law, Parent, the Investor and the Company, respectively, without posting any bond shall be entitled to obtain a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.
     Section 3.3 Applicable Law and Submission to Jurisdiction.
     (a) This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.
     (b) Each of Parent, the Company and the Investor irrevocably submits to the nonexclusive jurisdiction of any New York State or U.S. federal court sitting in the County of New York, New York over any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated thereby. Each of Parent, the Company and the Investor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3(b).
     Section 3.4 Conversion of Other Securities. If the Investor offers Subject Securities by forward sale, or by an offering of any options, rights, warrants or other securities issued by it or any other Person that are offered with, convertible into or exercisable or exchangeable for any Subject Securities, the Subject Securities subject to such forward sale or underlying such options, rights or warrants or other securities shall be eligible for registration pursuant to this Agreement.
     Section 3.5 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.
     Section 3.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     Section 3.7 Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier service, or when received by facsimile transmission if promptly confirmed, as follows:
     (a) if to the Company, to:
MetLife, Inc.
1095 Avenue of the Americas
New York, NY 10036
Attention: General Counsel
Facsimile: (212) 578-4992
with copies to:
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
Attention: John M. Schwolsky
                 Alexander M. Dye
Facsimile: (212) 259-6333

     (b) if to the Investor or Parent, to:
American International Group, Inc.
80 Pine Street
New York, NY 10270
Attention: General Counsel
Facsimile: (212) 425-2175
with copies to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Robert G. DeLaMater
Facsimile: (212) 291-9037
or to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner.
     Section 3.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, the Investor and Parent. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Company, the Investor, Parent and, if applicable, any Permitted Transferee. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided hereunder shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 3.9 No Conflicts. The Company will not on or after the date of this Agreement enter into any agreement with respect to its securities which is in direct conflict with the provisions hereof.
     Section 3.10 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
     Section 3.11 Aggregation of Securities. All Investor Common Stock, Closing Preferred Stock, Transferable Preferred Stock, Common Equity Units, Stock Purchase Contracts or Debt

Securities held or acquired by any wholly owned subsidiary or parent of, or any corporation or entity that is controlling, controlled by, or under common control with, the Investor shall be aggregated together for the purpose of determining the availability of any rights or obligations under this Agreement.
     Section 3.12 Entire Agreement, Etc. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.
     Section 3.13 Termination. Other than the termination provisions applicable to registrations that are specifically provided elsewhere in this Agreement, this Agreement and all rights and obligations contained herein shall terminate (a) upon the mutual written agreement of the Company, the Investor and Parent or (b) at such time as the Investor, directly or indirectly, acting alone or as part of a Group, no longer Beneficially Owns any Subject Securities.
[Signatures on next page]

     In Witness Whereof, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

MetLife, Inc.
By:	/s/ Steven J. Goulart
	Name:	Steven J. Goulart
	Title:	Senior Vice President and Treasurer

ALICO Holdings LLC
By:	/s/ Alain Karaoglan
	Name:	Alain Karaoglan
	Title:	Manager

American International Group, Inc.
By:	/s/ Alain Karaoglan
	Name:	Alain Karaoglan
	Title:	SVP-Divestiture

[Investor Rights Agreement]